Exhibit 99.1

DUNKIN’ BRANDS APPOINTS LINDA BOFF TO BOARD OF DIRECTORS
CANTON, Mass (May 23, 2017) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, announced today the appointment of Linda Boff to the Dunkin’ Brands Board of Directors. Ms. Boff, 55, is the Chief Marketing Officer for GE and is responsible for leading that company’s global marketing strategies.
“Linda is one of the pre-eminent marketers in the country, and we are delighted she has joined our board of directors,” said Nigel Travis, Chairman and Chief Executive Officer, Dunkin’ Brands Group, Inc. “Her extensive background in integrated marketing and digital media, as well as her global brand building expertise and reputation for innovation, should greatly assist us in our quest to position Dunkin’ Donuts as the leading beverage-led, to-go brand.”
Ms. Boff joined GE in 2004 and was named to her current position in 2015. Her prior experience includes serving as CMO at NBC’s iVillage as well as key marketing roles at Citigroup, the American Museum of Natural History, Times Mirror Company and several large marketing agencies.
A graduate of Union College, Ms. Boff has received numerous accolades during her career, including the 2016 Women in Communications Matrix Award, Advertising Women of New York’s Changing the Game award, CDO Club’s 2016 US Chief Digital Officer of the Year, and inclusion as one of Fast Company’s Most Creative People.
Ms. Boff is on the Board of Partnership with Children, an NYC-based organization which provides social support to hard-to-reach school children. She is also Vice Chair of the Ad Council and on the Executive Committee of the Association of National Advertisers (ANA).
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About Dunkin' Brands Group, Inc.
With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,200 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contacts: Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Competitive Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200